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                                                                     Exhibit 5.1

                                  June 28, 1996

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

Dear Ladies and Gentlemen:

         We have acted as Connecticut counsel to Aetna Inc., a Connecticut corporation (the "Company"), with respect to certain matters of Connecticut law in connection with the Registration Statement on Form S-3 ("the Registration Statement"), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to 3,780,848 shares (the "Common
Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), 3,780,848 preferred stock purchase rights (the "Rights") issued with the Common Shares pursuant to a Rights Agreement to be entered into by the Company, and 1,249,385 shares (the "Preferred Shares") of the Company's 6.25% Class C Voting Preferred Stock, par value $.01 per share, to be issued in the transactions described in the Registration Statement, and such presently indeterminate number of shares of Common Stock into which the Preferred Shares may be converted.

         The Rights will be issued pursuant to a Rights Agreement to be dated as of the date of the consummation of the Mergers (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent. The Rights permit each holder of a Right to purchase one one-hundredth of a share of Class B Voting Preferred Stock, Series A, $.01 par value per share, of the Company. However, from and after the later to occur of the Distribution Date and the first occurrence of a Flip-in Event, the Rights held by the person or group whose actions resulted in the occurrence of the Flip-in Event will become void. (Terms used in this letter with initial capital letters which are defined in the Rights Agreement are used herein as so defined.)

         In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, including, but not limited to, the form of the Amended and Restated Certificate of Incorporation of the Company and the form of the
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Aetna, Inc.
June 12, 1996
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Amendment thereto (the "Preferred Stock Amendment") to establish the terms of the Preferred Shares and the Company's Class B Voting Preferred Stock, Series A, as both are intended to be filed with the Secretary of the State of Connecticut prior to the consummation of the Mergers, the Bylaws of the Company, certain minutes of the corporate proceedings of the Board of Directors and the shareholders of the Company, the Registration Statement, the Merger Agreement as defined in the Registration Statement, and the form of the Rights Agreement, and have made such investigations and examinations of matters of law as in our judgment are necessary or advisable to enable us to render the opinions expressed below.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the forms of the Company's Amended and Restated Certificate of Incorporation and the Preferred Stock Amendment which we have examined will be filed with the Secretary of the State prior to the consummation of the Mergers and that the form of the Rights Agreement we have examined will be executed and delivered prior to the consummation of the Mergers.

         We have also noted that other large publicly held corporations chartered in Connecticut have adopted rights agreements and issued rights similar to the Rights Agreement and the Rights. In addition, we have noted that the Rights would operate in a way similar to rights issued by numerous other corporations incorporated in Connecticut and in other states.

         For purposes of this opinion we have assumed that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its shareholders, that such action by the Board of Directors was not contrary to its fiduciary obligations and that the Rights Agreement will be duly authorized, executed and delivered by the Rights Agent.

         The Connecticut Stock Corporation Act (the "Act") provides a board of directors with broad authority and empowers a Connecticut corporation to issue or grant rights or options entitling the holders thereof to purchase from the corporation authorized shares of any class or classes on such terms and at such times as the board of directors may determine. Section 33-340(b) of the Act provides that shares are not of the same class unless they are identical except as to specified variations among different series in the class.
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Aetna, Inc.
June 12, 1996
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         A number of courts construing similar provisions of the corporation laws of states other than Connecticut have upheld the issuance of rights substantially similar to the Rights. On the other hand, a number of courts construing similar provisions of the corporation laws of other states have invalidated rights similar to the Rights on the basis that the provisions pursuant to which rights held by certain persons could become void violated the requirements that shares of the same class and series be identical. Courts sustaining the issuance of rights have distinguished between discrimination among shares and discrimination among shareholders, and determined that the relevant statutory authority does not prohibit the latter form of discrimination. The Act requires in effect that all shares of the same class be identical, with specified exceptions. However, the Act does not say whether this requirement applies to provisions of rights that have been issued in respect of shares of a particular class or to shareholders or holders of rights who take specified actions resulting in those rights become void. There is no published judicial decision interpreting Section 33-340 or other provisions of the Act in the context of the issuance of rights similar to the Rights.

         We also note that the Connecticut legislature has added provisions to the Act which evidence concern for fair treatment of shareholders and other constituencies in light of the prevalence of abusive takeover tactics. These enactments indicate public policy support for the objectives which the Rights are designed to further, which we think would be persuasive to a court faced with a case questioning the validity of the Rights.

         The opinion set forth below with respect to the Rights is limited to the authorization of the Rights Agreement by the Board and the issue of Rights pursuant to the Rights Agreement, and does not extend to any subsequent action or inaction by the Board with respect to the Rights Agreement, including any decision relating to redemption of the Rights or amendment of the Rights Agreement, which would need to be evaluated in light of all relevant facts, circumstances and legal precedents applicable at that time.

         Based upon and subject to the foregoing, including the factual background, legal analysis, assumptions and limitations referred to above, we are of the opinion that:

         1. the Common Shares and the Preferred Shares, when issued in accordance with the terms of the Merger Agreement and as otherwise described in the Registration Statement, will be validly issued, fully paid and non-assessable;

         2. although there is no Connecticut case law or express statutory provision dispositive of the issue and the matter thus is not entirely free from doubt, the Rights,
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Aetna, Inc.
June 28, 1996
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when issued in accordance with the terms of the Merger Agreement and the Rights
Agreement, will be validly issued; and

         3. the shares of Common Stock when issued upon, and in accordance with the terms for, conversion of the Preferred Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, including all amendments thereto, and to the references to us in the Registration Statement and Prospectus. In giving such consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                  Very truly yours,

                                  /s/ DAY, BERRY & HOWARD
                                  DAY, BERRY & HOWARD

WHC